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Exhibit 10.40

MODIFICATION TO EMPLOYMENT AGREEMENT

    This Modification to Employment Agreement ("Modification") is dated as of the 15th day of August 2000 and is made by and between STAAR Surgical Company, a Delaware corporation, (the "Company") and William C. Huddleston (the "Executive") based on the following:

RECITALS

    A. On October 1, 1999 the Executive agreed to render services to the Company as its Executive Vice President and Chief Financial Officer through September 30, 2005 on the terms and subject to the conditions set forth in that certain "Employment Agreement" signed by the Executive and by the Company.

    B. Pursuant to paragraph 14(c)(i) of the Employment Agreement, the Company and the Executive wish to modify its terms and conditions.

    NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Modification, the Company and the Executive agree as follows:

AGREEMENT

    1.  Change of Title.  Wherever in the Employment Agreement the Executive is referred to as "Executive Vice President" and "Chief Operating Officer", those terms shall be replaced by the term "Interim Chief Executive Officer" and "Interim President".

    2.  Modification to Paragraph 1.  The second paragraph of paragraph 1 shall be deleted in its entirety.

    3.  Modification to Paragraph 2.  The first sentence of paragraph 2 of the Employment Agreement shall be modified to state, "Executive shall report to Company's Board of Directors." Additionally, there shall be added to paragraph 2 the following: "Executive understands that Company intends to recruit and hire an individual as Company's President and Chief Executive Officer. Executive agrees to resign his position as President and Chief Executive Officer immediately upon Company's employment of such an individual, however, Executive will continue to render services to Company as its Executive Vice President and Chief Operating Officer pursuant to the terms of this Agreement. Executive agrees that such action by the Company shall be deemed to have been done with Executive's consent, and shall not constitute an alteration or diminishment of the position, nature, status, prestige or responsibilities of Executive, or a termination of Executive's employment."

    4.  Modification to Paragraph 5(a).  The first sentence of paragraph 5(a) of the Employment Agreement shall be modified to state, "As of June 1, 2000, Company shall pay to Executive a base salary of Three Hundred Thousand Dollars ($300,000) per year."

    5.  Deletion of Paragraphs 5(b) and 5(c).  Paragraphs 5(b) and 5(c) shall be deleted in their entirety.

    6.  Modification to Paragraph 5(e).  Paragraph 5(e) shall be deleted in its entirety and the following shall appear in its place: "Company shall forgive the payment of any and all loans made to Executive by Company if (i) Executive's employment is terminated by Company without cause, or (ii) a Change in Control occurs during Executive's employment or within two (2) years from the date of termination of Executive's employment for any reason whatsoever, including, but not limited to, termination by Company for cause and Executive's voluntary resignation. For purposes of this Agreement, a "Change in Control" shall be defined as any of the following transactions: (i) the sale by Company of substantially all of its business or assets, or (ii) the acquisition of Company's capital stock by a third party in connection with the transfer of a controlling interest of Company's capital stock to such party, or (iii) the merger or consolidation of Company with another corporation as part of a transfer of a controlling interest of Company's capital stock to a third party. A "controlling interest of Company's capital stock" shall be defined as a transfer or acquisition by a third party of at least thirty percent (30%) of Company's capital stock in one or a series of transactions. A "third party" shall not include any employee benefit plan maintained by Company or any corporation or entity in which Company holds fifty percent (50%) of more of the voting securities."

    7.  Modification to Paragraph 10.  Paragraph 10 shall be deleted and the following shall appear in its place: "Company reserves the right to declare Executive in default of this Agreement (i) if Executive willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement, or (ii) if Executive (A) fails and/or refuses to obey any lawful and proper order or directive of the Board of Directors and/or Executive interferes with the compliance by other employees with any such order or directive; (B) intentionally breaches his fiduciary duties to Company; (C) causes the Company to be convicted of a crime, or to incur criminal penalties in material amounts; (D) commits any act of fraud, theft, embezzlement or misappropriation and/or any other dishonest act against Company; or (E) commits any felony which is followed by conviction or by final action of any court of law. In the event Executive is declared in default of this Agreement due to an event described in subparagraph (i) or in subparagraph (ii)(A) or ii(B), then the Board of Directors shall give notice to Executive of such event of default and Executive will have a period of thirty (30) days to cure said default. If Executive's employment is terminated pursuant to this paragraph, Company shall pay to Executive (I) Executive's accrued but unpaid Annual Salary and vacation pay through the effective date of the termination, and (II) business expenses incurred prior to the effective date of termination. Executive shall not be entitled to continue to participate in any employee benefit plans except as may be required by applicable law.

    8.  Modification to Paragraph 11(c).  There shall be added to paragraph 11 (c) the following sentence, "If Executive's employment is terminated pursuant to this paragraph 11(c), Company will retain the services of Executive as a consultant for a period of twenty-four (24) months and shall pay to Executive, in exchange for such consulting services, the sum of twenty thousand eight hundred thirty-three dollars ($20,833) per month."

    9.  Deletion of Paragraph 11(e).  Paragraph 11(e) shall be deleted in its entirety.

    10.  Modification to Paragraph 12.  Paragraph 12 shall be deleted in its entirety and the following shall appear in its place: "In the event Executive's employment is terminated due to Executive's death or disability then: (a) Company shall pay Executive's accrued but unpaid Annual Salary and vacation time through the effective date of such termination; (b) Company shall reimburse Executive for any business expenses incurred prior to the effective date of the termination; (c) Executive, including Executive's permitted heirs, shall be entitled to continue to participate in any employee benefit plans except to the extent provided in such plans for terminated participants, or as may be required by applicable law; and (d) subject to regulatory considerations, and irrespective of the terms of any agreement memorializing them, the vesting conditions imposed on any stock options subject to vesting shall be accelerated and shall vest on the date of Executive's termination. Unless a greater period of time is permitted in any agreement memorializing a stock option (in which case the stock option agreement will govern), Executive's permitted heirs shall be entitled to a period of six (6) months after the termination of Executive's employment due to his death to exercise said stock options, provided, however, that the remaining terms and conditions of the agreements governing the stock options shall remain in full force and effect and shall be binding upon Executive's permitted heirs."

    11.  Modification to Paragraph 13.  Paragraph 13 shall be deleted in its entirety and the following shall appear in its place: "If Executive's employment is terminated before the expiration of the term, and such termination is attributable to (i) a Change in Control, or (ii) Company's election to terminate without cause, then: (a) Company shall pay Executive's accrued but unpaid Annual Salary and vacation time through the effective date of such termination; (b) Company shall reimburse Executive for any business expenses incurred prior to the effective date of the termination; (c) at the election of Executive, Company shall provide to Executive and his spouse and dependents, for a period of twelve (12) months, either (i) medical benefits which shall be comparable to the benefits received by Executive at the time of termination of his employment; or (ii) funds, payable on a monthly basis, which would approximate the cost to Executive to obtain comparable benefits; (d) Company shall reimburse Executive for Executive's business expenses incurred through the effective date of termination; (e) pursuant to paragraph 5(e), Company shall forgive the payment of any and all loans made by Company to Executive; and (f) subject to regulatory considerations, and irrespective of the terms of any agreement memorializing them, the vesting conditions imposed on any stock options subject to vesting shall be accelerated and shall vest on the date of Executive's termination. Furthermore, if Executive's employment is terminated before the expiration of the term, and such termination is attributable to Company's election to terminate without cause, then Company will retain the services of Executive as a consultant for a period of twenty-four (24) months and shall pay to Executive, in exchange for such consulting services, the sum of twenty thousand eight hundred thirty-three dollars ($20,833) per month. Executive shall not be required to mitigate the amount of any payment made pursuant to this paragraph 13 by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment. The provisions of this paragraph 13 shall be in lieu of any remedy or damages to which Executive may be entitled, whether such remedy may be recovered at law or in equity."

    12.  All Other Terms and Conditions to Remain the Same.  The Company and the Executive agree that all other terms and conditions of the Employment Agreement shall remain the same.

    13.  Resignation as a Director.  In signing this Modification, Executive re-affirms his resignation as a member of Company's Board of Directors (including as a member of all committees of the Board of Directors) and, upon request of Company, agrees to resign as a director of any affiliate or subsidiary of Company.

    IN WITNESS WHEREOF, the parties have executed this Modification as of the date first written above.

"Company"
STAAR Surgical Company
By:	/s/ ANDREW F. POLLET Andrew F. Pollet, Chairman of the Board
"Executive"
/s/ WILLIAM C. HUDDLESTON William C. Huddleston

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Exhibit 10.40
MODIFICATION TO EMPLOYMENT AGREEMENT
RECITALS
AGREEMENT